UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2007

Merck & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3305	22-1109110
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey		08889
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-423-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) Effective August 14, 2007, the Board of Directors of Merck & Co., Inc. ("Merck" or the "Company") approved the election of Peter N. Kellogg to the office of Executive Vice President and Chief Financial Officer, making him the Company's principal financial officer. Judy C. Lewent, Merck’s current Executive Vice President and Chief Financial Officer, who is retiring, has resigned that position effective the same date.

Mr. Kellogg, who is 51 years old, currently serves as executive vice president and chief financial officer of Biogen Idec Inc. ("Biogen"), a biotechnology company, a position he has held since 2004. In that position, Mr. Kellogg is responsible for Biogen's worldwide finance function, with key responsibility for investor relationships, and accountable for Board review of financial performance, long-range plans, and all Board Finance and Audit Committee activities. Prior to that position, Mr. Kellogg held the same position at Biogen, Inc. - which merged with IDEC Pharmaceuticals in 2003.

Pursuant to the Company’s offer letter dated June 18, 2007, Mr. Kellogg will be provided with the following:

• Annual Base Salary of $832,008 payable monthly and subject to review by the Compensation and Benefits Committee of the Company’s Board of Directors;
• Eligibility to participate in the Company’s Executive Incentive Plan with a target bonus of 95 percent of his Annual Base Salary;
• Eligibility to participate in the Company’s Long Term Incentive Plan;
• Sign On Bonus of $150,000 payable with first regularly scheduled paycheck following start date;
• A non-qualified stock option to purchase 175,000 shares of Merck common stock. The grant is scheduled for November 1, 2007 (the "Grant Date"). The option will vest and become exercisable in equal installments on the first through fifth anniversaries of the Grant Date and expire on the day before the tenth anniversary of the Grant Date. The exercise price of the stock option will equal the closing price of a share of Merck common stock on the New York Stock Exchange on the Grant Date. If the Company terminates his employment for "gross misconduct" (as defined below), all options, both vested and nonvested, expire immediately. If his employment terminates for reasons other than his voluntary termination or termination by Merck for gross misconduct, all unvested installments under this grant vest immediately on the last day of employment, become exercisable according to their original schedule and remain exercisable until the day before the tenth anniversary of their grant.
• A grant of 80,000 Restricted Stock Units ("RSUs") that will vest in two equal installments on the third and sixth anniversaries of the Grant Date. The RSUs also vest on the last day of employment if Mr. Kellogg’s employment with Merck terminates for reasons other than his voluntary termination or termination by Merck for gross misconduct, but remain payable on their original vesting dates. RSUs pay dividend equivalents in advance of vesting.
• If, before the second anniversary of the appointment of a successor to the Company’s Chief Executive Officer, Richard T. Clark, Merck terminates Mr. Kellogg’s employment for any reason other than gross misconduct, Merck will pay him a lump sum in the amount of eighteen months' salary. Mr. Kellogg must timely sign and comply with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims in a format prescribed by Merck. This severance payment is in lieu of any other severance or separation pay that he might be entitled to under any applicable Merck policy.
• Reimbursement for certain reasonable expenses associated with Mr. Kellogg’s move in accordance with Merck's Relocation Policy; and
• Participation in other benefit plans in accordance with the Company’s practices for other executives of similar level.

"Gross misconduct" means: unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

If the Company’s General Counsel determines that the Company is in possession of any material, undisclosed information about the Company on the Grant Date, the grant will be suspended until the second business day after the public dissemination of such information.

The foregoing summary of the offer is qualified in its entirety by reference to the text of the offer letter dated June 18, 2007, a copy of which is filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 June 18, 2007 Offer Letter from Richard T. Clark to Mr. Peter N. Kellogg

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

July 5, 2007	By:	/s/ Debra A. Bollwage

Name: Debra A. Bollwage
Title: Senior Assistant Secretary

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Exhibit Index

Exhibit No.	Description

10.1	June 18, 2007 Offer Letter from Richard T. Clark to Mr. Peter N. Kellogg